                                  SCHEDULE 14A
                                 (RULE 14A-101)


           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )


   Filed by the Registrant  [X]
   Filed by a Party other than the Registrant  [ ]

   Check the appropriate box:
   | |    Preliminary Proxy Statement
   | |    Confidential, for use of the Commission only (as permitted by Rule
              14a-6(e)(2))
   | |    Definitive Proxy Statement
   | |    Definitive Additional Materials
   |X|    Soliciting Material Pursuant to Rule 14a-12

                               EDISON SCHOOLS INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  |X|   No fee required.
  | |   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and O-11.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5)  Total fee paid:

--------------------------------------------------------------------------------

   | |   Fee  paid previously with preliminary materials:

--------------------------------------------------------------------------------

   | | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

--------------------------------------------------------------------------------

     (1)  Amount Previously Paid:

--------------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement no.:

--------------------------------------------------------------------------------

     (3)  Filing party:

--------------------------------------------------------------------------------

     (4)  Date filed:

--------------------------------------------------------------------------------

EXPLANATORY NOTE


On September 12, 2003, Edison Schools Inc. (the "Company") issued a press release regarding its financial results for the fiscal year ended June 30, 2003. On the same day, the Company also conducted a public conference call for investors and analysts regarding the Company's financial results for the fiscal year ended June 30, 2003. A copy of the press release and a transcript of the conference call are attached hereto.

                             [EDISON SCHOOLS LOGO]


For Immediate Release, September 12, 2003
-----------------------------------------


Contact:             Chris Scarlata -- Chief Financial Officer
                     212-419-1645

                     Adam Tucker -- VP, Communications
                     212-419-1602


              Edison Schools Reports Fourth Quarter Net Income of
                                 $10.2 Million


Full-year EBITDA of $23.2 million, excluding non-cash stock compensation expense of $882,000 and $888,000 of going-private costs



New York, New York -- Edison Schools Inc. (NASDAQ: EDSN), the nation's leading private manager of public schools, announced today that it posted its first quarterly net income in the Company's history. The Company reported for the quarter ending June 30, 2003 net income of $10.2 million compared to a net loss of $48.9 million for the same period a year ago.

Excluding non-cash stock compensation charges and going-private costs, the Company posted full-year EBITDA (see attached financial statement for reconciliation of this number) of $23.2 million compared to a negative $64.2 million in the same period last year. The Company's net loss for the year was $25 million compared to a net loss of $86 million in fiscal year 2002.

Regarding other fiscal 2003 financial goals, the Company ended the year with approximately $26 million in cash versus a stated goal in December 2003 of $25 million. The Company also reduced its debt from a peak of approximately $100 million in September 2002 to approximately $73 million at year-end.

On August 1, 2003, Edison closed the sale of a non-income producing property in Harlem for approximately $8.9 million, substantially all of which was used to reduce the

Company's debt. In addition, the Company expects to reduce its debt even further through the repayment of a $17 million note receivable from a charter school client from a bond offering that is scheduled to price and close by October 2003. After this refinancing, the Company will have generated $33 million in proceeds from refinancings versus its goal of $30 million.

On July 14, 2003 Edison announced that it had signed a definitive merger agreement with a company formed by Chris Whittle and an affiliate of Liberty Partners, a private equity firm based in New York City. Edison's Board of Directors, based upon the unanimous recommendation of a Special Committee of disinterested directors, has approved the merger agreement, which provides for each outstanding share of Edison Class A and Class B Common stock to be acquired for $1.76 per share in cash. The Company plans to complete this transaction, subject to shareholder approval, this fall.

The Company also announced in July 2003 that it had extended its $55.0 million revolving credit facility to November 15, 2003 with the goal of bridging the time period between the previous maturity of this facility and the closing of the above transaction. Should the announced merger not be consummated by this date, the Company will need to refinance this facility.

Non-GAAP Financial Measure
--------------------------

EBITDA is a non-GAAP financial measure. EBITDA is defined as net income (loss) before income tax expense (benefit), interest expense, interest income, depreciation and amortization. The most directly comparable GAAP financial measure to EBITDA is net income (loss). A reconciliation of EBITDA to net income
(loss) is presented in a table attached to this press release.





ABOUT EDISON SCHOOLS
--------------------

Founded in 1992, Edison partners with school districts and charter boards to raise student achievement through its research-based school design, aligned assessment systems, interactive professional development, integrated use of technology and other proven program features. Edison students are achieving annual academic gains well above national norms. Edison Schools now serves more than 132,000 public school students in over 20 states through four different business channels: (1) the management of schools for school districts, (2) charter schools, (3) summer and after-school programs, and (4) achievement management solutions for school systems. The Company operates 130 full-year schools and 200 summer schools.

Between 1992 and 1995 and in on-going efforts, Edison's team of leading educators and scholars has conducted intensive research to develop its school design and support systems. Edison opened its first four schools in August 1995, and has grown in every subsequent year. For more information, please visit www.edisonschools.com.
---------------------

Any statements in this press release and any other press release issued by Edison on or about the date hereof about future expectations, plans and prospects for Edison, including statements containing the words "believes," "anticipates," "plans," "expects," "will," and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the risk factors discussed in our most recent quarterly report filed with the SEC. The forward-looking statements included in this press release represent Edison's estimates as of September 12, 2003. Edison anticipates that subsequent events and developments will cause its estimates to change. While Edison may elect to update these forward-looking statements at some point in the future, Edison specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Edison's estimates or views as of any date subsequent to September 12, 2003.

                                      ###

Edison Schools Inc.
Fiscal Year Ending June 30, 2003
(Dollars in 000's, except loss per share data)


                                                   Three Months Ended                     Year Ended
                                              June, 2003        June, 2002        June, 2003        June, 2002
Net revenue                                     $139,790          $137,772          $430,844          $465,058

Education and operating expenses:
  Direct site expenses                            60,179            69,395           191,432           211,438
  Client paid                                     37,229            44,307           143,669           178,702
Administration, curriculum and development *      19,474            33,577            70,010            89,352
Preopening expenses                                  330               545             3,752             6,153
Stock-based compensation                             293            (7,611)              882           (13,338)
Impairment charges                                    --            36,878                --            36,878
Depreciation and amortization                      8,759            10,382            34,850            37,396
  Total education and operating expenses         126,264           187,473           444,595           546,581

  Income (loss) from operations                   13,526           (49,701)          (13,751)          (81,523)

Other income (expense)
  Interest income                                  1,941             2,374             8,406             9,435
  Interest expense                                (4,951)           (1,412)          (19,145)           (6,200)
  Other                                               17                20               377            (6,712)
                                                --------          --------          --------          --------
    Total other                                   (2,993)              982           (10,362)           (3,477)
                                                ========          ========          ========          ========

    Income (loss) before provision for
      state and local taxes                       10,533           (48,719)          (24,113)          (85,000)

Provision for state and local taxes                 (375)             (205)             (915)           (1,040)

                                                --------          --------          --------          --------
Net income (loss)                               $ 10,158          $(48,924)         $(25,028)         $(86,040)
                                                ========          ========          ========          ========

Per share data
  Basic and diluted net income (loss)
    per share                                   $   0.19          $  (0.91)         $  (0.47)         $  (1.61)


Weighted average shares of common stock           52,864            53,820            53,364            53,564
  outstanding used in computing basic and
  diluted net income (loss) per share

Operating information
  Enrollment - students **                        80,000            74,000            80,000            74,000
  EBITDA                                          22,302           (39,299)           21,476           (50,839)

Non-GAAP financial measure
  Reconciliation of net income (loss) to EBITDA
  ---------------------------------------------
  Net income (loss)                             $10,158           $(48,924)         $(25,028)         $(86,040)
  Interest expense                                4,951              1,412            19,145             6,200
  Interest income                                (1,941)            (2,374)           (8,406)           (9,435)
  Depreciation and amortization                   8,759             10,382            34,850            37,396
  Taxes                                             375                205               915             1,040
                                               --------          ---------         ---------          --------
    EBITDA                                       22,302           (39,299)            21,476           (50,839)
                                               --------          ---------         ---------          --------

  Stock-based compensation                          293            (7,611)               882           (13,338)
  Going private costs                               888                --                888                --
                                               --------          ---------         ---------          --------
    EBITDA, as adjusted                        $ 23,483           $(46,910)        $  23,246          $(64,177)
                                               ========          =========         =========          =========


*  Includes gain (loss) on sale of fixed assets
** Does not include students enrolled in our summer school program

                                                                FINAL TRANSCRIPT



[CCBN STREETEVENTS(SM) LOGO]


CCBN STREETEVENTS CONFERENCE CALL TRANSCRIPT

EDSN - Q4 2003 EDISON SCHOOLS EARNINGS CONFERENCE CALL

EVENT DATE/TIME: SEP. 12. 2003 / 12:00PM ET
EVENT DURATION:  10 MIN





--------------------------------------------------------------------------------
CCBN StreetEvents    streetevents@ccbn.com   617.603.7900   www.streetevents.com
--------------------------------------------------------------------------------

                                                                FINAL TRANSCRIPT


-------------------------------------------------------------------------------
EDSN - Q4 2003 EDISON SCHOOLS EARNINGS CONFERENCE CALL
-------------------------------------------------------------------------------

CORPORATE PARTICIPANTS

CHRISTOPHER SCARLATA
Edison Schools - CFO, Executive Vice President

DAVID GRAFF
Edison Schools - General Counsel

CHRISTOPHER WHITTLE
Edison Schools - CEO

CHARLES DELANEY
Edison Schools - Vice Chairman


PRESENTATION

--------------------------------------------------------------------------------
OPERATOR

 Good afternoon, everyone, and welcome to Edison Schools' fourth quarter earnings conference call.

At this time, I would like to inform you that this call is being recorded by Edison Schools Inc. and is copyrighted material. Therefore, please note that it cannot be recorded, transcribed or rebroadcast without Edison's permission. Your participation implies consent to our recording of this call. If you do not agree to these terms, simply drop off the line.

Please note that this call is also being webcast via the Company's website at www.edisonschools.com.

I would now like to turn the call over to Mr. Chris Scarlata, Chief Financial Officer, who will begin the call with introductions. Please go ahead, sir.

--------------------------------------------------------------------------------
 CHRISTOPHER SCARLATA - EDISON SCHOOLS - CFO, EXECUTIVE VICE PRESIDENT

 Good afternoon and thanks very much for joining us today for our fourth quarter conference call. Today we are delighted to update you on our results for the fourth quarter and on the state of our business in general.

With us today are Chris Whittle, our founder and CEO; Benno Schmidt, our Chairman; Chip Delaney, our Vice Chairman of Business and Finance; Chris Cerf, our President and COO; and David Graff, our General Counsel.

Various remarks that we may make about future expectations, plans and prospects for the Company constitute forward-looking statements for the purposes of the Safe Harbor provision under the Private Securities Litigation and Reform
Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in our Form 10-K filed September 30, 2002 and our Form 10-Q filed May 15, 2003.

The forward-looking financial information provided by the Company in this conference call represents the Company's estimates as of today. We anticipate that subsequent events and development will cause the Company's estimates to change. However, while the Company may elect to update this forward-looking financial information at some point in the future, the Company specifically disclaims any obligation to do so. The forward-looking information should not be relied upon as representing the Company's estimate of its future financial performance as of any date subsequent to today.


--------------------------------------------------------------------------------
CCBN StreetEvents    streetevents@ccbn.com   617.603.7900   www.streetevents.com
--------------------------------------------------------------------------------

                                                                FINAL TRANSCRIPT


-------------------------------------------------------------------------------
EDSN - Q4 2003 EDISON SCHOOLS EARNINGS CONFERENCE CALL
-------------------------------------------------------------------------------


Now before I hand off the call to Chris Whittle, our General Counsel, David Graff, would like to make a brief remark.

--------------------------------------------------------------------------------
 DAVID GRAFF  - EDISON SCHOOLS - GENERAL COUNSEL

 Good afternoon. As most of you know, we filed a preliminary proxy statement with the SEC on August 22, 2003. The preliminary proxy is publicly available through the SEC's EDGAR system. We have not yet received any comments from the SEC. As soon as a definitive proxy statement can be sent to shareholders, it will be.

Until that time, in light of the pending proxy, and out of an abundance of caution and respect for the proxy process, we will not be commenting on the proposed going-private transaction, nor will we be taking any questions following this earnings call. We realize it has been our practice to take questions, and we apologize for not being able to do so. We hope you understand and we certainly encourage you to avail yourself of all publicly available material regarding the Company.

With that, I will turn the proceedings over to Chris Whittle.

--------------------------------------------------------------------------------
 CHRISTOPHER WHITTLE  - EDISON SCHOOLS - CEO

 Thank you Chris and David. My comments will be brief, as I'd like our numbers to speak for themselves today.

This is an important day for Edison Schools. In our earnings release, which is being distributed as we speak, we are pleased to announce that the Company posted the first quarterly profit in its 12 year history, specifically that we earned 10.2 million in net income in our quarter ending June 30, 2003. Additionally, we are announcing in that same release that the Company posted its first full year of positive EBITDA in its history, specifically that our EBITDA, net of non-cash comp charges and expenses related to our going-private transaction, was 23.2 million, up from a -6 million in the year before.

I'd like to thank the entire Edison team for their efforts in this regard. Additionally, I'd like to thank our many loyal customers who made this possible.

On non-financial fronts, we are equally pleased to report that scores from our just finished academic year are continuing to come in, and every indication is that we are not only having a strong academic achievement year, but perhaps a record one. As we compile these results, we will begin to issue releases culminating in our sixth annual achievement report later this fiscal period. I would like to thank the thousands of Edison teachers and principals for this tremendous achievement.

In many respects, the year we just finished is the fulfillment of the dream that we all set out with, that we could build great schools for children and produce rewards for our shareholders at the same time. Our FY03 year will go down in Edison history as the year we clearly demonstrated that premise and on both fronts.

I'd like to now turn it to Chip Delaney, who will take you through our financials.

--------------------------------------------------------------------------------
 CHARLES DELANEY  - EDISON SCHOOLS - VICE CHAIRMAN

 Good afternoon. One year ago we outlined our financial goals for the year. Our first financial goal was to improve EBITDA, excluding non-cash stock compensation. From a negative GAAP reporting figure of -- from a -$64 million for '02 to a minimum of $20 million of positive EBITDA for fiscal '03. Later in the year, we revised this goal upwards to $26 million.

We are pleased to announce, as Chris mentioned, that we closed the year with
23.2 million in EBITDA. This 23.2 excludes a non-cash stock compensation, as has been consistent in our guidance in the past, plus approximately 900,000 of going-private costs. These going private costs were obviously never envisioned in our 26 million guidance earlier in the year.

Our second financial goal was our no new equity pledge. As you are aware, we have completed the year without needing any external equity funding.

Our third financial goal was to materially reduce debt from our peak level in August and September 2002 of approximately $100 million. We were successful in obtaining this goal. We ended the year with $73 million in debt.

Regarding our debt facilities, the Company announced that it had extended its $55 million revolving credit facility to November 15, 2003, with the goal of bridging the time period to the closing of our going-private transaction. Should the announced merger not be consummated by November 15th, the Company will need to refinance this facility.

Our fourth financial goal was to generate a minimum of $30 million of gross proceeds from liquidating non-core assets on the balance sheet, i.e. charter notes and non-core real estate, in order to fund fiscal '03 capital expenditure requirements. As of year-end, we only refinanced 7 million of charter notes. However, in August we sold the land that we owned in Harlem for approximately $9 million. This brought our total proceeds up to $16 million for this category. This 16 million compares to a capital expenditure level for 2003 of 13.8. Therefore, we were able to fund our cash needs for capital expenditures with proceeds from these balance sheet assets, as was our goal.


--------------------------------------------------------------------------------
CCBN StreetEvents    streetevents@ccbn.com   617.603.7900   www.streetevents.com
--------------------------------------------------------------------------------

                                                                FINAL TRANSCRIPT


-------------------------------------------------------------------------------
EDSN - Q4 2003 EDISON SCHOOLS EARNINGS CONFERENCE CALL
-------------------------------------------------------------------------------


In order to complete our goal of 30 million, albeit slightly late, the company is planning on being repaid approximately 17 million due on a note receivable from a charter client by the end of next month. This cash will be received from proceeds of a bond offering which is currently in its final stages of documentation.

Our fifth financial goal was to end the year with a minimum of 25 million in cash. We ended the year with 26 million.

Our sixth and final financial goal was to post net income in the fourth quarter for fiscal '03 of 10 million. We posted a positive net income of 10.2 million in this quarter. As Chris mentioned, this was the first positive net income quarter in the Company's history.

In short, we are extremely pleased with the results of our re-engineering process and the financial turn around that it helped provide. Everyone at the company worked extremely hard this year to post these financial results.

Now I will turn the mike over to Chris Scarlata to review our financial results in more detail.

--------------------------------------------------------------------------------
 CHRISTOPHER SCARLATA  - EDISON SCHOOLS - CFO, EXECUTIVE VICE PRESIDENT

 Thank you, Chip. I'd like to just briefly review with you our performance on key measures during the fourth quarter.

The Company's net revenues were 139.8 million for the fourth quarter versus
137.8 for the same period last year. The decrease of approximately 2 million was a net effect of ending certain client relationships and a change in three management contracts from gross or net accounting to fixed fee accounting, as well as new revenue from both the opening of new schools and expansion of existing schools and the growth in our summer program.

Our direct (indiscernible) expenses for the fourth quarter were 97.4 million versus 113.7 million for the same period last year, a decrease of 14 percent. This decrease was due to the ending of bid (ph) relationships, the change of some contracts from gross to a net basis -- to a fixed fee basis, as well as the effects of the Company's re-engineering efforts over the course of the year.

Our administrative, curriculum and development spending for the fourth quarter of the year was 19.5 million versus 33.6 million for the same period last year, a decrease of 72 percent. This change reflects the absence of certain specific event charges in the prior year and the benefits of our re-engineering efforts.

Our net income improved to 10.1 million from a net loss of a -48.9 million for the same three-month period last year, an improvement of 59 million.

I will now turn this over to Chris Whittle for concluding remarks.

--------------------------------------------------------------------------------
 CHRISTOPHER WHITTLE  - EDISON SCHOOLS - CEO

 Thank you, Chris. We appreciate your taking time from your busy day. We hope you will read the release that is now online and the chart on our financials that is attached with it. And we also, again, direct you to our proxy statement that has been filed with the SEC. Thank you very much for taking the time. Have a good day.

--------------------------------------------------------------------------------
OPERATOR

 We would like to thank everyone for joining the Edison Schools' fourth quarter earnings conference call. You may now disconnect.


--------------------------------------------------------------------------------
DISCLAIMER

CCBN reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES CCBN OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS. (C)2002, CCBN, Inc. All Rights Reserved.
--------------------------------------------------------------------------------








--------------------------------------------------------------------------------
CCBN StreetEvents    streetevents@ccbn.com   617.603.7900   www.streetevents.com
--------------------------------------------------------------------------------